Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and among UNITED AIR LINES, INC., a Delaware corporation (“Company”), UNITED CONTINENTAL HOLDINGS, INC., a Delaware corporation and the parent company of Company (“UCH”), and JEFFREY T. FOLAND (“Employee”), and is dated and effective as of October 1, 2010 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, on May 2, 2010, UAL Corporation (“UAL”), Continental Airlines, Inc., a Delaware corporation (“Continental”) and JT Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of UAL (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into Continental (the “Merger”), and, as a result of which, Continental will become a wholly-owned subsidiary of UAL (which parent company shall be renamed UCH); and

WHEREAS, UAL, Company and Employee are parties to that certain Management Retention Agreement dated as of May 2, 2010 (as amended, the “Existing Agreement”); and

WHEREAS, UCH, Company and Employee desire to enter into this Agreement to replace and supersede the Existing Agreement in its entirety, effective as of the Effective Date.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, UCH, Company, and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment. Company agrees to continue to employ Employee, and Employee agrees to continue to be employed by Company, under the terms and conditions of this Agreement effective as of the Effective Date. Employee agrees to serve in the position assigned pursuant to paragraph 1.2 and to perform diligently and to the best of Employee’s abilities.

1.2 Position. Employee shall serve as Executive Vice President of UCH and President of Mileage Plus Holdings, LLC, or in such other positions as the parties may agree. UCH and Company may assign this Agreement and Employee’s employment to any subsidiary or affiliate of UCH or Company.

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Employee pursuant to this Agreement for the period beginning on the Effective Date and ending on September 30, 2012 (the “Initial Term”). The term of this Agreement shall be extended automatically for a successive one-year period as of the last day of the Initial Term and as of the last day of each successive one-year period of time thereafter while this Agreement is in effect (each such successive term being referred to as an “Extended Term”) unless at least

90 days before the last day of the Initial Term or any such Extended Term either UCH and Company gives written notice to Employee not to extend the Agreement or Employee gives written notice to UCH and Company not to extend the Agreement. Upon expiration of this Agreement due to provision of written notice by UCH and Company to Employee that the term of this Agreement shall not be extended (a “Company Caused Expiration”), if Employee is not then a party to an employment or other agreement with UCH or a subsidiary thereof that provides Employee with severance benefits upon certain terminations of Employee’s employment with UCH and its subsidiaries, then UCH shall cause Employee to be eligible for severance benefits under a severance plan to be implemented prior to the date of any Company Caused Expiration and thereafter maintained by UCH or a subsidiary thereof subject to the terms and conditions of such plan as in effect on the date of termination of Employee’s employment. The provisions of the preceding sentence shall survive the expiration or earlier termination of this Agreement.

2.2 Right and Notice of Termination. If Company or Employee desires to terminate Employee’s employment at any time prior to expiration of the term of employment, it or Employee may do so by providing written notice to the other party that it or Employee has elected to terminate Employee’s employment and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof.

2.5 Certain Determinations under Section 409A of the Code. For all purposes of this Agreement, Employee shall be considered to have terminated employment with Company when Employee incurs a “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). Employee hereby agrees to be bound by Company’s determination of its “specified employees” (as defined in Section 409A of the Code).

ARTICLE 3: COMPENSATION AND BENEFITS

3.1 Base Salary. During the period of this Agreement, Employee shall receive an annual base salary equal to $550,000 or such other amount as the parties may agree upon from time to time (“Base Salary”). Employee’s annual Base Salary shall not be reduced by Company without Employee’s consent unless the reduction is (i) a result of a generally applicable reduction imposed on substantially all of the officers of UCH and its affiliates and (ii) an amount proportionate to the base salary reduction for other officers of UCH and its affiliates at substantially the same title or level of Employee. Employee’s Base Salary shall be paid in accordance with Company’s payroll practice for similarly situated employees.

3.2 Annual and Long-Term Incentive Programs. Employee shall be eligible to participate in the annual incentive compensation program maintained by Company for its similarly situated employees. Employee’s 2011 target opportunity under such program shall be equal to 125% of Base Salary. Employee shall be eligible to receive grants under the long term incentive plans maintained by UCH or any affiliate of UCH that is eligible to grant awards to Employee (including stock option, restricted stock and other equity compensation plans and any other long-term incentive plans) at the discretion of the Compensation Committee of the Board of Directors of UCH (the “UCH Board Committee”).

3.3 Other Benefits. Employee shall be allowed to participate in all benefits, plans, policies and programs maintained by UCH or its affiliates for similarly situated employees, including the Officer Travel Policy (as defined in paragraph 4.9), but excluding any automobile or life insurance policy except as otherwise provided therein. Company shall not change, amend or discontinue Employee’s Flight Benefits (as defined in paragraph 4.9 or as provided for under paragraph 4.3) without Employee’s prior written consent. Upon a Company Caused Expiration, if Employee is not then a party to an employment or other agreement with UCH or a subsidiary thereof that provides Employee with Flight Benefits, then UCH shall provide Employee with Flight Benefits during the period of Employee’s employment with UCH and its subsidiaries following the expiration of this Agreement (which Flight Benefits shall be subject to the same restrictions regarding change, amendment and discontinuance as provided in the preceding sentence). The provisions of the preceding sentence shall survive the expiration or earlier termination of this Agreement.

ARTICLE 4: EFFECT OF TERMINATION

4.1 Effect on Compensation and Accrued Obligations. Upon termination of the employment relationship for any reason, all compensation and all benefits to Employee shall terminate, provided that Company shall pay Employee: (i) the earned but unpaid Base Salary through the Termination Date (as defined in paragraph 4.9); (ii) any annual, long-term, or other incentive award that relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the Termination Date, which shall be paid in accordance with the terms of such award; (iii) a lump-sum payment in respect of accrued but unused vacation days at Employee’s per-business-day Base Salary rate in effect as of the Termination Date; and (iv) any unpaid expense or other reimbursements due to Employee.

4.2 Involuntary Termination and Good Reason Termination. Upon Employee’s termination of employment which constitutes an Involuntary Termination (as defined in paragraph 4.9) or a Good Reason Termination (as defined in paragraph 4.9), Company shall, subject to the provisions of paragraphs 4.5 and 4.6, also provide Employee the following:

(i) Continuation Coverage for the Severance Period (as defined in paragraph 4.9) for Employee and Employee’s eligible dependents;

(ii) the Termination Payment (as defined in paragraph 4.9);

(iii) a Pro-Rata Annual Bonus (as defined in paragraph 4.9) if the Termination Date occurs prior to the second anniversary of the Effective Date; and

(iv) outplacement services provided by an agency selected by Company at Company’s cost and for a period of 12 months beginning on the date that the release described in paragraph 4.5 becomes effective and irrevocable.

Subject to the provisions of paragraphs 4.5 and 4.6, the Termination Payment shall be paid in a cash lump-sum on the 60th day following the Termination Date; provided, however, that any portion of the Termination Payment that constitutes deferred compensation within the meaning of Section 409A of the Code shall be paid at the earliest date that is permitted in accordance with the schedule set forth in Company’s Executive Severance Plan, as in effect on

May 2, 2010. Subject to the provisions of paragraphs 4.5 and 4.6, the Pro-Rata Annual Bonus shall be paid in a cash lump sum to Employee on the date Employee’s annual incentive compensation bonus for the year that includes the Termination Date would have been paid if Employee’s employment hereunder had continued (but in no event earlier than 60 days after the Date of Termination).

4.3 Flight Benefits. Upon Employee’s termination of employment for any reason other than Cause (as defined in paragraph 4.9), whether occurring before, on or after the date of expiration of this Agreement, Company shall, subject to the provisions of paragraph 4.5 (if such termination occurs prior to the expiration of this Agreement) and paragraph 4.6, provide Employee with Flight Benefits for Employee’s lifetime. The provisions of this paragraph 4.3 shall survive the expiration or earlier termination of this Agreement.

4.4 Incentive Awards. Upon Employee’s termination which constitutes an Involuntary Termination or if such termination is a Good Reason Termination, prior to the second anniversary of the Effective Date, all outstanding long-term incentive awards as of the effective date of the Merger shall become fully vested and exercisable.

4.5 Payment Obligations Absolute. Company’s obligation under this Article 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against Employee or anyone else; provided that Company obligations under this Article 4 (except upon Employee’s death) shall be subject to Employee’s execution, within 50 days after the Termination Date, of a general release and waiver substantially in the form attached as Exhibit A, which has become irrevocable. Company agrees to execute such form of release and waiver concurrently with the execution thereof by Employee. All amounts payable by Company shall be paid without notice or demand. Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and, except as provided in paragraph 4.9 with respect to Continuation Coverage, the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company’s obligations under this Article 4.

4.6 Section 409A Compliance. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A of the Code if Employee’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date (as defined in paragraph 4.9), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date (and, at that time, Employee shall also receive interest thereon from the date such payment or benefit would have been provided in the absence of this paragraph until the date of receipt of such payment or benefit at the Aa Corporate Bond Rate (as defined in paragraph 4.9)). This paragraph shall not apply to any payment or benefit otherwise described in the preceding sentence if another provision of this Agreement or any other plan or program of UCH or any of its affiliates is intended to cause Employee’s receipt of such payment or benefit to satisfy the requirements of Section 409A(a)(2)(B)(i) of the Code.

4.7 Liquidated Damages. Company and Employee hereby agree that the payments and benefits, if any, pursuant to this Article 4 shall be received by Employee as liquidated damages. Payment of the compensation and benefits to Employee pursuant to paragraph 4.2 shall be deemed to satisfy any corresponding payments to which Employee may otherwise be entitled under any and all severance plans and policies maintained by Company or its affiliates.

4.8 Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if the payments and benefits provided for in this Agreement together with any other payments and benefits which Employee has the right to receive from UCH, Company and their affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee. The reduction of Payments, if any, shall be made by reducing the Payments in the reverse order in which the Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Payments is necessary shall be made by the UCH Board Committee in good faith. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to Company.

4.9 Certain Definitions and Additional Terms. As used herein, the following terms shall have the meanings assigned below:

(i) “Aa Corporate Bond Rate” shall mean the average of the Moody’s daily long-term corporate bond yield averages for Aa-rated corporate bonds published by Moody’s Investors Service, for the three-month period ending on the last day of the second month preceding the Termination Date (or, if such yield information is no longer so published, then the average of the daily corporate bond yields for a comparable sample of Aa-rated corporate bonds of comparable tenor determined in good faith by Company).

(ii) “affiliates” shall mean any entity controlled by, controlling, or under common control with UCH, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity.

(iii) “Cause” shall mean, for purposes of this Agreement, if Employee’s employment is terminated by Company pursuant to any of the following clauses:

(A) gross negligence or willful misconduct in the performance of, or Employee’s abuse of alcohol or drugs rendering Employee unable to perform, the material duties and services required of Employee pursuant to this Agreement;

(B) Employee’s conviction or plea of nolo contendre for any crime involving moral turpitude or a felony;

(C) Employee’s commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of Employee at UCH’s or Company’s expense; or

(D) Employee’s material breach of a material obligation of Employee to UCH or Company under this Agreement or a material violation of the policies of UCH or Company.

(iv) “Continuation Coverage” shall mean, subject to the limitations described in this paragraph, the continued coverage of Employee and Employee’s eligible dependents under the following welfare benefit plans available to similarly situated employees of Company who have not terminated employment (or the provision of similar benefits, which may include the provision of benefits under one or more insurance policies): medical, dental, term life insurance (in an amount determined in accordance with Company policy), vision care, accidental death and dismemberment, and prescription drug. Such coverage shall be provided by Company during the Severance Period at no greater contribution, deductible or co-pay cost to Employee than that applicable to a similarly situated Company employee who has not terminated employment; provided, however, that (1) subject to clause (2) below, the coverage under a particular welfare benefit plan (or the receipt of similar benefits) shall terminate upon Employee’s receipt of similar benefits from a subsequent employer and (2) if Employee (and/or Employee’s eligible dependents) would have otherwise been entitled to retiree medical coverage under a particular welfare benefit plan had Employee voluntarily retired on the Termination Date, then Employee (and/or Employee’s eligible dependents) shall receive such coverage pursuant to the terms of such plan. Continuation Coverage shall be subject to the application of any Medicare or other coordination of benefits provisions under a particular welfare benefit plan. Notwithstanding any provision in this Article 4 to the contrary, Employee (and/or each of Employee’s eligible dependents) shall be entitled upon the expiration of the Severance Period to purchase an additional 18 months of coverage under a group health plan subject to ERISA sections 601 and 608. Such additional coverage will be made available to Employee at COBRA rates. The Continuation Coverage described in this paragraph shall be offered solely as an alternative to any COBRA coverage applicable to any group health plan otherwise available to Employee (and each of Employee’s dependents, if any) within the meaning of ERISA sections 601 and 608. The medical, dental, vision care and prescription drug benefits described in the first sentence of this paragraph shall be provided through an arrangement that satisfies the requirements of Sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangement are not includible in Employee’s income.

(v) “Disabled” or “Disability” shall mean Employee becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance that renders Employee mentally or physically incapable of performing the material duties and services required of Employee hereunder on a full-time basis during such period.

(vi) “Flight Benefits” shall mean the flight benefits provided under the Officer Travel Policy.

(vii) “Good Reason Termination” shall mean Employee’s termination of Employee’s employment under this Agreement for any of the following reasons:

(A) a material diminution in Employee’s authority, duties, or responsibilities from those applicable to Employee as of the Effective Date or as agreed to in writing by the parties;

(B) a material diminution in Employee’s Base Salary, except to the extent such diminution in Base Salary is (1) a result of a generally applicable reduction in base salaries imposed on substantially all of the officers of UCH and its affiliates and (2) is an amount proportionate to the salary reduction for other officers of UCH and its affiliates at substantially the same title or level of Employee;

(C) a relocation of Employee’s principal place of employment by more than 50 miles (other than a relocation to the Chicago, Illinois metropolitan area during the Initial Term as a result of the Merger); or

(D) a material breach by Company of any provision of this Agreement.

Notwithstanding the foregoing or any other provision in this Agreement to the contrary, any assertion by Employee of a Good Reason Termination shall not be effective unless all of the following conditions are satisfied:

(w) the conditions described in the preceding sentence giving rise to Employee’s termination of employment must have arisen without Employee’s written consent;

(x) Employee must provide written notice to Company of such condition and Employee’s intent to terminate employment in accordance with paragraph 7.1 within 90 days of the initial existence of the condition;

(y) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by Company; and

(z) the date of Employee’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.

(viii) “Involuntary Termination” shall mean any termination of Employee’s employment with Company (other than resulting from an assignment of this Agreement as permitted by paragraph 1.2 hereof) which does not result from Employee’s (A) resignation, (B) death, (C) Cause, (D) retirement under Company’s retirement policy or program generally applicable to similarly situated employees of Company, or (E) Disability.

(ix) “Officer Travel Policy” shall mean the United Continental Holdings, Inc. Officer Travel Policy, as in effect on October 1, 2010.

(x) “Post-Termination Obligation Period” shall mean the two-year period commencing on the Termination Date.

(xi) “Pro-Rata Annual Bonus” shall mean an amount equal to (1) the annual incentive compensation bonus that Employee would have been entitled to receive for the calendar year that includes the Termination Date if Employee’s employment hereunder had continued (such amount to be determined with any subjective or personal performance goals rated at target), multiplied by (2) a fraction, the numerator of which is the number of days Employee was employed hereunder during such year and the denominator of which is the number of days in such year (provided, however, that if the Termination Date occurs during 2010, then the fraction described in this clause (2) shall be deemed to equal 1.0). Notwithstanding the foregoing, if this paragraph applies with respect to an annual bonus that is intended to constitute performance-based compensation within the meaning of, and for purposes of, Section 162(m) of the Code, then this paragraph shall apply with respect to such annual bonus only to the extent the applicable performance criteria have been satisfied as certified by a committee of the Board of Directors of UCH as required under Section 162(m) of the Code.

(xii) “Section 409A Payment Date” shall mean the earlier of (1) the date of Employee’s death or (2) the date which is six months after the Termination Date.

(xiii) “Severance Multiple” shall mean an amount determined as follows: (1) if the Termination Date occurs within the two-year period following the Effective Date, the Severance Multiple shall be 2.75; and (2) if the Termination Date occurs on any date other than as provided in clause (1), then the Severance Multiple shall be 2.0.

(xiv) “Severance Period” shall mean the period determined as follows: (1) if the Termination Date occurs within the two-year period following the Effective Date, the period commencing on the Termination Date and continuing for 33 months; and (2) if the Termination Date occurs on any date other than as provided in clause (1), the period commencing on the Termination Date and continuing for 24 months;

(xv) “Termination Date” shall mean the effective date (if any) of Employee’s termination of employment in accordance with the terms of this Agreement.

(xvi) “Termination Payment” shall mean the Severance Multiple times the sum of (1) Employee’s annual Base Salary as in effect immediately prior to Employee’s termination of employment hereunder, and (2) Employee’s bonus pursuant to the annual, calendar-year bonus award for the year of such termination of employment, based on the target level of performance; provided, however, that if it reasonably expected that Employee will be a “covered employee” within the meaning of Section 162(m) of the Code for the year in which termination of employment occurs, then the amount described in clause (2) shall be equal to the target percentage under Employee’s annual bonus award for the year prior to the year of termination of employment, multiplied by Employee’s Base Salary described in clause (1).

ARTICLE 5: RESTRICTIVE COVENANTS

5.1 Confidentiality Restrictive Covenants. Employee agrees to be bound by the applicable UCH and Company policies regarding confidentiality, solicitation, competition, and disparagement as set forth in UCH’s and Company’s policy manuals and as may be amended from time to time. Employee shall at all times hold in strict confidence any Proprietary or Confidential Information related to UCH, Company or their subsidiaries and affiliates, except that Employee may disclose such information as required by law, court order, regulation or similar order. For purposes of this Agreement, the term “Proprietary or Confidential Information” shall mean all information relating to UCH, Company, their subsidiaries or affiliates (such as business plans, trade secrets, or financial information of strategic importance to the Company or its subsidiaries or affiliates) that is not generally known in the airline industry, that was learned, discovered, developed, conceived, originated or prepared during Employee’s employment with Company and the disclosure of which would be harmful to the business prospects, financial status or reputation of UCH, Company or their subsidiaries or affiliates at the time of any disclosure by Employee.

The relationship between Employee and UCH and its affiliates is and shall continue to be one in which UCH and its affiliates reposes special trust and confidence in Employee, and one in which Employee has and shall have a fiduciary relationship to UCH and its affiliates. As a result, UCH and its affiliates shall, in the course of Employee’s duties under the Agreement entrust Employee with, and disclose to Employee, Proprietary or Confidential Information. Employee recognizes that Proprietary or Confidential Information has been developed or acquired, or will be developed or acquired, by UCH and its affiliates at great expense, is proprietary to UCH and its affiliates, and is and shall remain the property of UCH and its affiliates. Employee acknowledges the confidentiality of Proprietary or Confidential Information and acknowledges that Employee could not competently perform Employee’s duties under this Agreement without access to such information. Employee acknowledges that any use of Proprietary or Confidential Information by persons not in the employ of UCH and its affiliates would provide said persons an unfair competitive advantage which they would not have without the use of said Proprietary or Confidential Information and that said advantage would cause UCH and its affiliates irreparable harm. Employee further acknowledges that because of this unfair competitive advantage, and UCH’s and its affiliates’ legitimate business interests, which include their need to protect their goodwill and the Proprietary or Confidential Information, Employee has agreed to the post-employment restrictions in paragraph 5.3.

5.2 Non-Solicitation. During Employee’s employment and the Post-Termination Obligation Period, Employee hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of UCH, Company or any of their subsidiaries or affiliates to perform services for any entity (other than UCH, Company or their subsidiaries or affiliates), or attempt to induce any such employee to leave the employ of UCH, Company or their subsidiaries or affiliates.

5.3 Non-Competition. In return for, among other things, Company’s promise to provide the Proprietary or Confidential Information described herein, during Employee’s employment and the Post-Termination Obligation Period, Employee agrees that Employee shall not, without the prior written consent of Company, take a Competitive Position with a Competitor. For purposes of this Agreement, (a) “Competitor” means any airline or air carrier or any company affiliated, directly or indirectly, with another airline or air carrier, and (b) “Competitive Position” means becoming employed by, a member of the board of directors of, a consultant to, or to otherwise provide services of any nature to, a Competitor directly or indirectly. After the Termination Date, such non-competition obligations shall apply in any State, territory or protectorate of the United States in which UCH or an affiliate of UCH is qualified to do business or in any foreign country in which UCH or an affiliate of UCH has an office, station or branch as of the Termination Date. Notwithstanding the foregoing, such non-competition obligations shall terminate and be inapplicable if the termination of Employee’s employment with Company constitutes an Involuntary Termination or a Good Reason Termination.

5.4 Non-Disparagement. Employee agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (a) accuses or implies that UCH, Company or their subsidiaries or affiliates engaged in any wrongful, unlawful or improper conduct, whether relating to Employee’s employment (or the termination thereof), the business or operations of UCH, Company or their subsidiaries or affiliates, or otherwise; or (b) disparages, impugns or in any way reflects adversely upon the business or reputation of UCH, Company or their subsidiaries or affiliates. Nothing herein will be deemed to preclude Employee from providing truthful testimony or information pursuant to subpoena, court order or similar legal process, or instituting and pursuing legal action.

5.5 Injunctive Relief. Employee agrees that it is impossible to measure in money the damages which will accrue to UCH or Company by reason of a failure by Employee to perform any of Employee’s obligations under this Article 5. Accordingly, if UCH, Company or any of their subsidiaries or affiliates institutes any action or proceeding to enforce their rights under this Article 5, to the extent permitted by applicable law, Employee hereby waives the claim or defense that UCH, Company or their affiliates has an adequate remedy at law, and Employee shall not claim that any such remedy at law exists.

5.6 Survival of Article 5. The provisions of this Article 5 shall survive the expiration or earlier termination of this Agreement, except that the provisions of paragraph 5.3 shall survive during Employee’s period of employment and thereafter to the extent provided in this Agreement.

ARTICLE 6: DISPUTE RESOLUTION

Except for any action or proceeding brought pursuant to paragraph 5.5, the parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, will be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration proceedings will be located in Chicago, Illinois. The arbitrators are not empowered to award damages in excess of compensatory damages and each party irrevocably waives any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the State of Illinois. EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY EMPLOYEE.

ARTICLE 7: MISCELLANEOUS

7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company or UCH:	United Continental Holdings, Inc.
77 W. Wacker Drive, HDQLD
Chicago, Illinois 60601
Attention: General Counsel

If to Employee:	At the most recent address
on file with Company

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

7.2 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Illinois.

7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

7.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

7.9 Successors. This Agreement shall be binding upon and inure to the benefit of UCH and Company and any successor of UCH or Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of UCH or Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Company.

7.10 Entire Agreement. Except as provided in the benefits, plans, and programs referenced in paragraph 3.3 and any awards under Company’s stock incentive plans or programs, long term incentive programs, annual incentive program, or similar plans or programs, this Agreement, as of the Effective Date, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by Company. Effective as of the Effective Date, the Existing Agreement shall automatically terminate and no longer be of any force or effect, and neither party shall have any rights or obligations thereunder. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

7.11 Deemed Resignations. Any termination of Employee’s employment shall constitute an automatic resignation of Employee as an officer of UCH, Company and each affiliate of Company or UCH, an automatic resignation from the board of directors, if applicable, of UCH and Company, and an automatic resignation of Employee from the board of directors of any affiliate of Company or UCH, and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company, UCH or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as Company’s, UCH’s, or such affiliate’s designee or other representative.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

UNITED AIR LINES, INC.

By:	/s/ Michael P. Bonds
Michael P. Bonds, Executive Vice President Human Resources and Labor Relations

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Michael P. Bonds
Michael P. Bonds, Executive Vice President Human Resources and Labor Relations

“EMPLOYEE”

/s/ Jeffrey T. Foland
Jeffrey T. Foland

Exhibit A

Form of Release Agreement

(to be executed by Company and Employee)

In consideration of the benefits provided by Company to Employee, Employee hereby releases United Continental Holdings, Inc. (“UCH”) and United Air Lines, Inc. (“Company”) and each of their subsidiaries and affiliates and their respective stockholders, officers, directors, employees, representatives, agents and attorneys from any and all claims or liabilities, known or unknown, of any kind, including, without limitation, any and all claims and liabilities relating to Employee’s employment by, or services rendered to or for, Company, UCH, or any of their subsidiaries or affiliates, or relating to the cessation of such employment or under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, and any other statutory, tort, contract or common law cause of action, other than claims or liabilities arising from a breach by UCH or Company of (i) its post-employment obligations under that certain Employment Agreement dated as of October 1, 2010 among Company, UCH, and Employee (the “Employment Agreement”), (ii) its obligations under its qualified retirements plans in which Employee participates (the “Qualified Plans”), under Employee’s outstanding grants of stock options or restricted stock, under outstanding awards under the long term incentive programs of UCH and Company (the “Incentive Programs”), or under any other compensation plan or program of UCH or Company, or (iii) its obligations under existing agreements governing Employee’s flight benefits relating to other airlines, if any. UCH and Company hereby release Employee from any and all claims or liabilities, known or unknown, of any kind in any way relating to or pertaining to Employee’s employment by, or services rendered to or for, UCH, Company or any of their subsidiaries or affiliates, other than fraud or intentional malfeasance or claims arising from a breach by Employee of the Employment Agreement or of Employee’s obligations under the Qualified Plans, under Employee’s outstanding grants of stock options or restricted stock, under outstanding awards under the Incentive Programs, under any other compensation plan or program of UCH or Company, or under existing agreements governing Employee’s flight benefits relating to other airlines, if any. These releases are to be broadly construed in favor of the released persons. These releases do not apply to any rights or claims that may arise after the date of execution of this Release Agreement by Employee, Company and UCH. Each party agrees that this Release Agreement is not and shall not be construed as an admission of any wrongdoing or liability on the part of any such party. Notwithstanding the foregoing, the post-employment obligations created by the Employment Agreement, the CARP, Employee’s outstanding option grants and grants of restricted stock, outstanding awards under the Incentive Programs, or outstanding awards under any other compensation plan or program of UCH or Company, or under existing agreements governing Employee’s flight benefits relating to other airlines, if any, are not released.

Employee acknowledges that, by Employee’s free and voluntary act of signing below, Employee agrees to all of the terms of this Release Agreement and intends to be legally bound thereby.

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Employee acknowledges that Employee has received a copy of this Release Agreement on [date that Employee receives Release Agreement]. Employee understands that Employee may consider whether to agree to the terms contained herein for a period of [twenty-one] [forty-five] days after the date Employee has received this Release Agreement. Accordingly, Employee may execute this Release Agreement by [date [21] [45] days after Release Agreement is given to Employee], to acknowledge Employee’s understanding of and agreement with the foregoing. [Add if 45 days applies: Employee acknowledges that attached to this Release Agreement are (i) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program) and (ii) a list of the ages of those employees not selected for termination (or participation in such program).] Employee acknowledges that Employee has been and is hereby advised to consult with an attorney prior to executing this Release Agreement.

This Release Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Employee (the “Effective Date”). During the seven-day period prior to the Effective Date, Employee may revoke Employee’s agreement to accept the terms hereof by serving written notice in accordance with paragraph 7.1 of the Employment Agreement to Company of Employee’s intention to revoke. However, the payments and other Company obligations under Article 4 of the Employment Agreement will be delayed until the Effective Date.

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